Exhibit 99.1
NEWS RELEASE
   One North Central Avenue, Phoenix, AZ 85004   (602) 366-8100

For Immediate Release
Media:	Peter J. Faur
(602) 366-7993

Investors:	Stanton K. Rideout
(602) 366-8589
Phelps Dodge to Sell High Performance Conductor Business
PHOENIX, March 7, 2006 - Phelps Dodge Corp. (NYSE:PD) announced today it has agreed to sell Phelps Dodge High Performance Conductors of SC & GA, Inc. (HPC) to International Wire Group (IWG). Under the agreement, IWG will purchase the stock of HPC, including certain copper inventory, for approximately $47 million in cash, subject to a working capital adjustment at the time of closing, plus a contingent payment to Phelps Dodge of up to $3 million based on HPC’s 2006 results. Phelps Dodge expects to record a special, net after-tax loss on the transaction of approximately $5 million. The sale is subject to certain regulatory approvals.
The sale will include HPC manufacturing operations in Inman, S.C., and Trenton, Ga. The transaction will not include a Phelps Dodge facility at Elizabeth, N.J., which will become a unit of the Phelps Dodge Smelting, Refining and Rod Group. Under the agreement, Phelps Dodge will continue to be a primary supplier of certain copper alloys to IWG. Phelps Dodge also is a primary supplier of copper rod to IWG.
HPC is a manufacturer of specialty high-performance conductors for the aerospace, medical, automotive, computer, telecommunications, mass transportation, geophysical and electronics markets.
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 15,000 people worldwide.
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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2005.